UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report: August 2, 2022

CoreCivic, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5501 Virginia Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CXW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On August 2, 2022, CoreCivic, Inc., a Maryland corporation (the “Company” or “CoreCivic”), issued a press release announcing its 2022 second quarter financial results. A copy of the release is furnished as part of this Current Report on Form 8-K (“Current Report”) as Exhibit 99.1 and is incorporated herein in its entirety by reference. The release contains certain financial information calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP, which the Company believes is useful to investors and other interested parties. The Company has included information concerning this non-GAAP information in the release, including a reconciliation of such information to the most comparable GAAP measures, the reasons why the Company believes such information is useful, and the Company’s use of such information for additional purposes.

The information furnished pursuant to this Item 2.02 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 8.01.	Other Events.

On August 2, 2022, the Board of Directors of CoreCivic (the “Board”) authorized an increase (the “Additional Authorization”) in its share repurchase program pursuant to which the Company may purchase up to an additional $75.0 million in shares of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”). As a result of the Additional Authorization, the aggregate authorization under the Company’s repurchase program increased from the original authorization of up to $150.0 million shares of Common Stock to up to $225.0 million shares of Common Stock. The share repurchase program has no time limit and does not obligate CoreCivic to purchase any particular amount of Common Stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by the Board in its discretion at any time. Repurchases of Common Stock by the Company will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the Board from time to time in the open market, through privately negotiated transactions, or otherwise.

Since May 16, 2022 through August 1, 2022, CoreCivic has repurchased 4.2 million shares of Common Stock at an average price of approximately $12.13 per share, representing an aggregate purchase price of $50.6 million, excluding fees, commissions or other expenses related to repurchases. There is approximately $174.4 million remaining under the current Board authorized share repurchase plan.

This Current Report includes forward-looking statements regarding CoreCivic’s share repurchase program. These forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in CoreCivic’s Securities and Exchange Commission filings, including CoreCivic’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. CoreCivic wishes to caution readers that certain important factors may have affected and could in the future affect CoreCivic’s actual results and could cause CoreCivic’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of CoreCivic. Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release dated August 2, 2022.

104	Cover page Interactive data file (embedded with in the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 3, 2022	CORECIVIC, INC.

	By:	/s/ David Garfinkle
David Garfinkle Executive Vice President and Chief Financial Officer